Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is made and entered into by and between Ian H. Fay (“Consultant”) and ZaZa Energy Corporation (the “Company”).

WHEREAS, Consultant and the Company are parties to an Employment Agreement dated September 11, 2012 (the “Employment Agreement”);

WHEREAS, Consultant and the Company have agreed to terminate Consultant’s employment with the Company under the terms described herein; and

WHEREAS, due to his experience with the Company and in the industry, the Company wishes to engage Consultant as a consultant to the Company reporting to the Company’s Chief Executive Officer (“CEO”):

NOW, THEREFORE, in consideration of the promises and agreements set forth below, Consultant and the Company agree as follows:

1.                                      Termination of Consultant’s Employment and Creation of Consulting Arrangement.  Consultant’s employment with the Company shall terminate on the date on which Consultant executes this Agreement (the “Termination Date”).  For purposes of the Employment Agreement, the termination is under Section 8(d) without Cause.  Upon the Termination Date, the Company retains Consultant, and Consultant agrees to serve, as a consultant reporting to the CEO.  The Company shall pay Consultant a monthly consulting fee of $37,500 (the “Consulting Fee”) commencing June 19, 2014 and ending with May 19, 2015, or earlier upon mutual agreement (the “Consulting Period”).  During the Consulting Period, Consultant, upon written request (the “Request”) of the CEO, shall:

a.                                      consult with the Company concerning strategy; and

b.                                      make himself available from time to time for such other reasonable assignments as he may be called upon by the Company to undertake.

The Company shall allow Consultant to retain his Company laptop (after Consultant provides the laptop to the Company for the cleansing of files on May 20, 2014). The Company will allow Consultant reasonable access on May 20, 2014 to his office to remove personal belongings.  The Company will reimburse Consultant’s reasonable travel and other business expenses incurred in performing the Requested services in accordance with the expense reimbursement policies applicable to officers and directors of the Company generally.  The Company acknowledges that this Agreement is non-exclusive and that Consultant may undertake and perform work and services for other clients or employers; provided, however, that Consultant complies with his obligations under Section 9 of the Employment Agreement (it being agreed that Section 9(b) shall not apply to Consultant’s activities).  Consultant shall be solely responsible for paying any income and other taxes associated with the Consulting Fee, and he agrees to indemnify and hold harmless the Company relating to any penalties, fines, judgment, attorneys’ fees, costs, or other financial obligations relating to his non-payment of income and other taxes relating to the Consulting Fee.  During the Consulting Period, any consulting services shall be subject to the indemnities set forth in Annex A of the 2012 Engagement Letter between Odin Advisors and ZaZa Energy Development, LLC, and such Annex A shall be incorporated into this Agreement for this purpose mutatis

mutandis.   If Company requests that Consultant perform work that requires more than 20 hours per month of Consultant’s time, Consultant shall be entitled to such additional compensation as may be mutually agreed by the Company and Consultant.

2.                                      Stock Grant, Vesting of Existing Shares, and Continuation of Health Coverage.

a.                                      The Company shall grant to Consultant the sum of 169,596 shares of common stock, which such stock shall vest upon the expiration of the Consulting Period (the “Stock Grant”).  Consultant shall be solely responsible for any income and other tax consequences associated with the Stock Grant, and he agrees to indemnify and hold harmless the Company relating to any penalties, fines, judgment, attorneys’ fees, costs, or other financial obligations relating to Consultant’s non-payment of income and other taxes relating to the Stock Grant.

b.                                      All currently unvested outstanding grants of restricted shares of common stock made to Consultant by the Company other than the Stock Grant shall vest immediately (subject to the standard timing and process at AST for release of shares).  During the Consulting Period, Consultant shall be subject to the Company’s Securities Trading Policy’s restrictions as an “Access Person” and shall not acquire or divest any shares until the August trading window under the Company’s Securities Trading Policy.

3.                                      Impact of the Agreement on the Employment Agreement. The parties agree and acknowledge that the Stock Grant is being paid to Consultant in lieu and satisfaction of any LTI Award-related payments and benefits to which Consultant may have been entitled under the Employment Agreement.  The parties agree and acknowledge that the Consulting Fee is being paid to Consultant in lieu and satisfaction of Base Salary to which Consultant may be entitled under the Employment Agreement during the first twelve months following the Termination Date.  Except for Consultant’s entitlement under the Employment Agreement to (i) two STI-related payments during the Severance Term (it being agreed that Consultant only shall be paid the Target $450,000 STI Award for each of the fiscal years 2014 and 2015, payable after completion of such fiscal years at the time such awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 ½ months following the fiscal year end) and (ii) Base Salary paid monthly during months 13 to 24 of the Severance Term, with the first payment on June 19, 2015 and the last payment on May 19, 2016, and (iii) health benefits as provided in Section 8(d)(vii), Consultant hereby waives any claim, entitlement or right to any notice of termination, notice payments, severance payments, unused vacation days, benefits, and other rights that would otherwise be due or payable by the Company under the Employment Agreement.  Consultant shall be solely responsible for paying any income and other taxes associated with the preceding (i), (ii) and (iii), and he agrees to indemnify and hold harmless the Company relating to any penalties, fines, judgment, attorneys’ fees, costs, or other financial obligations relating to his non-payment of income and other taxes relating to such amounts.

4.                                      Independent Contractor.  The parties agree and acknowledge that, during the Consulting Period, Consultant will remain an independent contractor and not an employee, agent, partner, joint venturer, or representative of the Company, provided, however, that Consultant shall comply with all published policies of the Company applicable to directors, officers and employees of the Company.  Consultant shall not represent to any third party that he is an employee, agent, or representative of the Company, and shall not have the authority to bind the Company on any matter.

Consultant shall not be entitled to receive any employee benefits offered to employees of the Company.

5.                                      Released Parties.  The term “Released Parties,” as used in this Agreement, shall mean the Company, ZaZa Petroleum Management LLC, ZaZa Energy LLC, and any of their respective past or present employees, representatives, administrators, agents, officials, officers, directors, shareholders, members, divisions, parents, subsidiaries, successors, affiliates, general partners, managers, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, or attorneys.

6.                                      General Release.  In consideration of Consultant’s entitlement to the Consulting Fee, Stock Grant, Share Vesting and COBRA Payments, Consultant, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully, finally, unconditionally and forever releases and discharges each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Consultant signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected with Consultant’s employment, or his separation of employment from the Company, and including but not limited to:

all claims, actions or liability under:  (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Employment Discrimination Law, Texas wage laws, and any other provision of the Texas code; (2) any other federal, state, or local statute, ordinance, or regulation regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, or any other matter.

In consideration of Consultant’s execution of this Agreement, Company, on behalf of itself and its officers, directors, shareholders, agents, representatives, attorneys, assigns, and successors, fully, finally, unconditionally and forever releases and discharges Consultant from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Consultant signs this Agreement, including, without limitation, any claims arising or that arose or may have arisen out of, are incidental to, or are in any way connected with Consultant’s employment, or his separation of employment from the Company.

Consultant and Company each agree and acknowledge that in exchange for this release, he and it have received separate consideration beyond that to which he or it is otherwise entitled under Company policy, applicable law or any other agreement between the parties.  Except as otherwise expressly provided herein, Consultant and Company each intend and agree that this release shall be effective as a bar to all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, debts, duties, losses, claims, liabilities and demands of whatsoever character, nature and kind, whether or not Consultant or the Company knows that the claim exists at this time.

7.                                      Covenant Not To Sue.  Except for an action arising out of a breach of the terms of this Agreement, Consultant agrees never to bring (or cause to be brought) any claim, action or proceeding against any of the Released Parties and Company agrees never to bring (or cause to be brought) any claim, action or proceeding against Consultant regarding any act or failure to act that occurred up to and including the date on which the parties sign this Agreement, including but not limited to any claim, action or proceeding relating to Consultant’s employment or his separation of employment from the Company.

8.                                      No Encouragement of Claims.  Neither Party will directly or indirectly encourage or assist any person or entity who files a lawsuit, charge, claim or complaint against any of the Released Parties (in the case of the Consultant) or against the Consultant (in the case of the Company) unless he is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

9.                                      Return of Company Property.  Consultant agrees to immediately return to the Company all Company property, including but not limited to, files, records, computer hardware and software, printers, phones, electronic devices, keys and all other property or information provided by the Company to Consultant.  Consultant agrees and acknowledges that the term “Company property” shall include any property and information belonging or relating to any Released Party.

10.                               Non-Disparagement. Consultant, on the one hand, and Company and its CEO, on the other hand, each agree not to directly or indirectly make any oral or written statement to any third party that disparages, defames, or reflects adversely upon any of the Released Parties or their respective products, executives, directors, employees and family members (in the case of the Consultant) or the Consultant and his family members (in the case of the Company and its CEO).  Consultant and CEO specifically agree that the non-disparagement obligations in this Section 10 shall apply to their immediate family members (including spouses), and that Consultant shall indemnify the Company, and the Company shall indemnify Consultant, for any damages, claims and monies (including the liquidated damages described immediately below) for any disparagement of any of the Released Parties or their respective products, executives, directors, employees and family members (in the case of the Consultant’s immediate family members) or the Consultant and his family members (in the case of the CEO’s immediate family members).  Consultant and Company each agrees and acknowledges that any breach by him or his immediate family members (including his spouse) (in the case of Consultant) or by it, the CEO or any of his immediate family members (including his spouse) (in the case of the Company), of the provisions stated in this Section 10 will constitute a material breach of the Agreement and will entitle the other Party to liquidated damages in the amount of $250,000 (two hundred fifty thousand dollars) for each such breach and the recovery of the liquidated damages described in this Section 10.  The remedies provided for in this Section 10 shall be in addition to any other remedy available to the Company or Consultant, as the case may be, in law or equity or pursuant to the terms of this Agreement.

11.                               Non-Admission.  This Agreement does not constitute an admission by any of the Parties that any action that any of them took with respect to the other was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on the other party, and each specifically denies any such wrongdoing or violation.

12.                               Agreement Inadmissible as Evidence.  This Agreement, its execution, and its implementation may not be used as evidence, and shall not be admissible, in a subsequent proceeding of any kind, except one which either party institutes alleging a breach of this Agreement.

13.                               Not Used.

14.                               Duty of Cooperation & Representations.  Consultant agrees to make himself reasonably available by telephone, email and/or in person, to transition his responsibilities to his successor (if any) and to otherwise provide information to or answer inquiries from the Company regarding subject matters of which Consultant has knowledge by virtue of his former responsibilities with the Company.  Consultant also agrees to cooperate relating to any filing (including any SEC filing), notice, publication and/or announcement of his departure from the Company and the circumstances of such departure.  Consultant and the Company further agree that the Company will file a Current Report on SEC Form 8-K with the disclosure required and within the time period required under the Securities Exchange Act of 1934.  Consultant hereby confirms that he agrees with the statements made by the Company in the Form 8-K concerning the reasons for his departure as an executive of the Company.  Consultant represents and warrants to the Company that, to his knowledge, the financial statements of the Company (the “Covered Financial Statements”) filed with the Securities and Exchange Commission (the “Commission”) during his employment as Chief Financial Officer of the Company and any financial information contained in any filings (the “Covered Filings”) made by the Company with the Commission during Consultant’s employment as Chief Financial Officer of the Company:  (a) do not contain any untrue statements of material fact or omit to state any material facts necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to any period covered by the Covered Financial Statements or the Covered Filings and (b) fairly present in all material respects the financial condition, results of operation and cash flows of the Company as of, and for, the periods presented in the Covered Financial Statements or the Covered Filings.

15.                               Entire Agreement.  This Agreement contains the entire agreement and understanding between Consultant and the Company concerning the matters described herein.  It supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties.  The terms of this Agreement cannot be changed except in a subsequent document signed by both parties.  The parties agree, however, that unless otherwise stated herein, the Employment Agreement shall remain in full force and effect.  Any terms that are not defined in this Agreement shall take on the meaning assigned to them in the Employment Agreement.

16.                               Severability.  The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights, or a covenant provided for by Sections 6 and 7 herein, is illegal, void or unenforceable, the Parties agree that each will execute promptly a release, waiver and/or covenant that is legal and enforceable.

17.                               ADEA Waiver.  Consultant acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, which contains releases and waivers.

Consultant understands that he may take a period of twenty-one (21) days within which to consider this Agreement.  Consultant understands that he may revoke this Agreement during the seven (7) days following his execution of this Agreement and that this Agreement will not become effective until that seven-day revocation period has expired (the “Effective Date”).  In order to revoke this Agreement, Consultant must sign and send a written notice to the Company addressed to ZaZa Energy Corporation, 1301 McKinney Street, Suite 2850, Houston, Texas 77010, Attention: Chief Executive Officer, which shall only be effective if the Company receives it no later than seven days after Consultant signs this Agreement.  If Consultant revokes this Agreement, he will not be entitled to any of the benefits or other consideration described in this Agreement, including the Consulting Fee, Stock Grant, Share Vesting and COBRA Payments.

18.                               Knowing and Voluntary Waiver.  Consultant acknowledges that: (a) he has carefully read this Agreement and fully understands its meaning and effect; (b) he had a full and adequate opportunity and reasonable time period to review this Agreement with an attorney of his choosing before he signed it; (c) he was not coerced into signing this Agreement; (d) he agrees to all the terms of this Agreement and is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for his signing this Agreement are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Agreement.

19.                               Choice of Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to the law of conflicts of that State.  In the event of any dispute under this Agreement or relating or arising under the consulting relationship between Consultant and the Company (a “Dispute”), the parties agree first to engage in good faith negotiations to try to resolve the Dispute.  If the Dispute is not resolved through such negotiations, the parties agree to engage in mediation using the services of an agreed upon mediator.  If the parties fail to agree on a mediator, they shall proceed under the rules and administration of JAMS in Houston, Texas.  If the Dispute is not resolved through such mediation, the parties agree to submit the Dispute to binding arbitration to take place in Houston, Texas by a panel of three arbitrators (one appointed by each party, and the third appointed by the two party-appointed arbitrators), in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  If there is any inconsistency between this Section 19 and any statute or rules, this Section 19 shall control.  Arbitration shall be initiated by one party (“Claimant”) giving written notice to the other party (“Respondent”) and to the American Arbitration Association, that the Claimant elects to refer the arbitrable dispute to arbitration.  If the parties fail to appoint an arbitrator within ten (10) days from Claimant’s notice initiating the arbitration, the appointing authority shall make such an appointment.  Claimant and Respondent shall each pay the expenses of their appointed arbitrator and one-half of the compensation and expenses of the third arbitrator.  Each arbitrator must be a neutral party who has never been an officer, director or employee of the parties or any of their affiliates. The parties may engage in limited discovery of relevant and material information that is reasonably calculated to lead to admissible evidence through depositions of expert and fact witnesses.  The arbitrators may grant a request for additional discovery or may, in their discretion, order additional discovery.  Any information disclosed to the other party shall be confidential and not disclosed to third parties, except as required by law, regulation, or bona fide business purpose.  The Federal Rules of Evidence shall guide the arbitrators in determining what information they shall consider in reaching the decision.  Irrespective of the result, each party shall be solely responsible for its own legal fees, expenses, and costs.

20.                               Breach of Agreement.  The parties agree and acknowledge that in the event that the Company believes, in good faith, that Consultant is or has been in breach of any material term of this Agreement or the Employment Agreement on or after May 19, 2014, the Company will be entitled to, in addition to any other remedies called for in this Agreement or the Employment Agreement, suspend the Consulting Fee, Share Vesting, vesting of the Stock Grant, COBRA Payments and any other applicable severance payment or benefits pending resolution of the dispute between the parties.

21.                               Counterparts.  This Agreement may be executed in counterparts and will be as fully binding as if signed in one entire document.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

ZaZa Energy Corporation

/s/ Ian H. Fay	By:	/s/ Scott Gaille
Ian H. Fay		Scott Gaille

Dated: May 19, 2014	Dated: May 19, 2014

NGEDOCS: 2174064.2